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                                SALLE PRIVEE AGREEMENT

                                     BY AND AMONG

                                 ALADDIN GAMING, LLC,

                               LONDON CLUBS NEVADA INC.

                                         AND

                           LONDON CLUBS INTERNATIONAL, PLC






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          SALLE PRIVEE AGREEMENT, dated as of February 26, 1998, by and among
ALADDIN GAMING, LLC, a Nevada limited liability company with its principal office located at 2810 West Charleston Boulevard, Suite 58, Las Vegas, NE 89102-1934 ("Aladdin"), LONDON CLUBS NEVADA INC., a Nevada corporation with its principal office located at 300 South Forth Street, Suite 1700, Las Vegas, NE 89101 ("London Clubs") and LONDON CLUBS INTERNATIONAL, PLC, a United Kingdom public limited company with its principal office located at 10 Brick Street, London, W1Y 8HQ, England ("Guarantor").


                                W I T N E S S E T H :

     WHEREAS, Aladdin owns that certain parcel of land and the existing improvements thereon (including, without limitation, the Aladdin Hotel and Casino) located at 3667 Las Vegas Boulevard South, Las Vegas, Nevada (the "Premises"), as the same is more particularly described in the Purchase Agreement dated as of September 24, 1997, as amended, entered into among, INTER ALIA, Aladdin, London Clubs and Guarantor (the "Purchase Agreement");

     WHEREAS, Aladdin is undertaking, among other things, to redevelop the Aladdin Hotel and Casino (as so redeveloped, the "Redeveloped Aladdin");

     WHEREAS, Aladdin and Aladdin Hotel will acquire and maintain all necessary licenses and permits in their respective names as shall be necessary to authorize them to legally operate and maintain gaming operations and a casino at the Redeveloped Aladdin;

     WHEREAS, London Clubs and Guarantor will acquire and maintain all necessary licenses, approvals or permits in their respective names as shall be necessary to permit each of London Clubs and Guarantor to perform their respective obligations hereunder;

     WHEREAS, the group of companies of which London Clubs is an Affiliate (as hereinafter defined) has considerable experience and acknowledged expertise and know-how in operating premium casino businesses, and Aladdin wishes to have access to the expertise, advice and know-how of London Clubs;

     WHEREAS, the "Salle Privee Facilities" (as hereinafter defined) are to be included in the Redeveloped Aladdin and it has been agreed that London Clubs shall (i) provide advice and consulting services regarding the development and fitting out of the Salle Privee Facilities, and (ii) provide certain worldwide marketing and promotional services in relation thereto, and shall direct the operations thereof, pursuant to the principles, policies, procedures and standards as set forth in Article 6 hereof



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and such additional principles, policies, procedures and standards as shall be determined from time to time by London Clubs in consultation with Aladdin (the "Policies and Procedures");

     WHEREAS, Guarantor has agreed to guarantee the obligations and liabilities of London Clubs under this Agreement on the terms set forth herein; and

     WHEREAS, this Agreement is being entered into pursuant to the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.   DEFINITIONS.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:

     "ABOVE LIMITS GAMING" means all wagers made in the Salle Privee Facilities during the "Above Limits Gaming Period" by any person who has been granted the right by London Clubs to exceed the Normal Gaming Limits.

     "ABOVE LIMITS GAMING LOSSES" means the aggregate of the amounts won by customers in respect of Above Limits Gaming in any Financial Year.

     "ABOVE LIMITS GAMING PERIOD" means, with respect to a particular person, the period during which London Clubs has granted such person the right to exceed the Normal Gaming Limits.

     "ABOVE LIMITS GAMING WINS" means the aggregate of the amounts lost by customers in respect of Above Limits Gaming in any Financial Year.

     "ABOVE LIMITS GUARANTY" means the guaranty of certain Net Above Limits Gaming Losses as set forth in Section 6.3 (b) hereof.

     "AFFILIATE" means, in respect of a specified Person, any Person who or which is (a) directly or indirectly controlling, controlled by or under common control with such specified person, or (b) any member, director, officer, manager, relative or spouse of such specified person. For the purpose of this definition, "CONTROL" means the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners, and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the


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management or policies of the controlled entity, and "CONTROLLED" and
"CONTROLLING" shall have corresponding meanings.

     "BOARD" means the Board of Managers of Aladdin.

     "EXECUTIVE MANAGEMENT COMMITTEE" means the committee of the management of Aladdin which shall include, without limitation, the following persons: the president and chief executive officer of Aladdin, the chief financial officer of Aladdin, the senior vice president of Aladdin who is the president and chief operating officer of the Aladdin hotel and casino, the senior vice president of Aladdin who is the president and chief operating officer of the second hotel and casino to be located on the Premises, the senior vice president human resources of Aladdin, the senior vice president electronic gaming of Aladdin and the managing director of the Salle Privee.

     "FINANCIAL YEAR" means the Initial Financial Year and each period from January 1 to December 31 in each year after the Initial Financial Year.

     "GAMING LICENSE" means all casino and gaming licenses or other necessary authorizations which are required by the laws of the State of Nevada or Clark county at any time and which authorizes Aladdin to operate a casino at the Redeveloped Aladdin, including the Salle Privee Facilities.

     "GAMING PROBLEM" means circumstances such that any member of Aladdin, any Affiliate of any member of Aladdin or any Related Party of any member of Aladdin may preclude or materially delay, impede or impair the ability of Aladdin to obtain or retain any licenses required by the Nevada Gaming Authorities for the conduct of business of the Aladdin and its subsidiaries, or such as may result in the imposition of materially burdensome terms and conditions on any such license.

     "INITIAL FINANCIAL YEAR" means the period from the Opening Date to December 31 of such calendar year.

     "NET ABOVE LIMITS GAMING LOSSES" means for any Financial Year, the amount, if any, by which Above Limits Gaming Losses exceeds Above Limits Gaming Wins for such Financial Year.

     "NET ABOVE LIMITS GAMING WINS" means for any Financial Year, the amount, if any, by which Above Limits Gamins Wins exceeds Above Limits Gaming Losses for such Financial Year.

     "NEVADA GAMING AUTHORITIES" means the Nevada Gaming Commission, the Nevada State Gaming Control Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming or gaming activities in the State of Nevada.


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     "NORMAL GAMING LIMITS" means the gaming limits as jointly established from time to time by Aladdin and LCI in respect of the Salle Privee.

     "OPENING DATE" means the day on which the Salle Privee first opens its doors for the commencement of gaming operations.

     "OPERATING AGREEMENT" means the Operating Agreement of Aladdin of even date herewith among Aladdin and Aladdin Gaming Holdings LLC.

     "PERSON" means a natural person, any form of business or social organization and any other nongovernmental legal entity, whether domestic or foreign, including a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

     "REDEVELOPMENT" means the redevelopment and expansion of the Aladdin Hotel and Casino and related improvements including the Salle Privee Facilities.

     "RELATED PARTY" means, in respect of any member of Aladdin, its Affiliates, and the member's and the Affiliates respective shareholders, partners, members, directors and officers.

     "SALLE PRIVEE FACILITIES" means the following components to be constructed as part of the Redevelopment: (a) a gaming facility containing approximately 20 to 30 high limit tables and approximately 100 high limit slot devices, located on the mezzanine level directly above the main gaming floor of the Aladdin casino (the "Salle Privee"); (b) a super-premium gourmet restaurant facility located adjacent to and as part of the Salle Privee and containing a separate kitchen, a bar, approximately 25 dining tables inside the restaurant as well as several additional dining tables located in a roof garden accessible through the restaurant (the "Restaurant"); (c) an exclusive hospitality facility comprising approximately 25 double-module luxury suites, 5 triple-module suites, a concierge facility and a guest bar and lounge, to be located in the main tower of the Redeveloped Aladdin (the "Hospitality Facility"); (d) a separate entrance and reception area for guests of the Salle Privee offering secure and discreet access for arrivals and departures; and (e) vertical and horizontal circulation infrastructure providing for private elevator access to the Hospitality Facility and private corridor access from the Hospitality Facility to the Salle Privee.

     "SALLE PRIVEE EBITDA" means, for the period for which the determination is being made (the "Determination Period") the sum of (x) the "Salle Privee Gross Gaming Revenue" (as hereinafter defined) and (y) all other gross receipts from all sources attributable to the Salle Privee Facilities, including, without limitation, sales of food, beverages, and hotel accommodation which


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sales in accordance with common industry practice shall include, at the agreed value thereof, food, beverages and hotel accommodation provided on a complimentary basis in the Salle Privee Facilities to persons designated for complimentary treatment in accordance with the Policies and Procedures, less (z) all costs and expenses directly attributable to the Salle Privee without any allocation being made for items of Aladdin's general overhead not specifically attributable to the Salle Privee. For purposes of determining Salle Privee EBITDA, the following items SHALL NOT be deducted:

          (i) interest of any kind payable or receivable by Aladdin;

          (ii) any federal, state, local or county taxes of any kind and however measured, except for the gaming taxes of the State of Nevada and Clark County and any applicable sales or use taxes payable by Aladdin in respect of the Determination Period but only in respect of the Salle Privee Facilities;

          (iii) depreciation charges of any kind;

          (iv) amortization charges of any kind; or

          (v) any item of cost or expense not directly attributable to the Salle Privee.

     "SALLE PRIVEE GROSS GAMING REVENUE" means with respect to any Determination Period, the Gross Revenue (as such term is defined in Section 463.0161 of the Nevada Revised Statutes, as amended) from gaming operations at the Salle Privee during such Determination Period.

     "SALLE PRIVEE MARKETING PLAN" means the marketing plan in respect of the Salle Privee Facilities.

2.   TERM OF THE AGREEMENT.

     The term of this Agreement shall commence on the date hereof and shall continue until the earlier of (i) the sixty ninth (69) anniversary of the date of commencement of gaming operations at the Aladdin, (ii) the date of termination of this Agreement under Section 11 hereof, or (iii) the date of termination hereof by written agreement of the parties hereto.

3.   THE REDEVELOPMENT AND FITTING
     OUT OF THE SALLE PRIVEE FACILITIES.

     Aladdin, at its sole cost and expense, and in accordance with the plans, specifications, and budgets in such form as shall have been approved pursuant to the Purchase Agreement and the Operating


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Agreement, shall construct, furnish and fit out the Salle Privee Facilities, which shall include, without limitation, such furniture, fixtures, gaming equipment and security equipment for the Salle Privee Facilities as London Clubs may advise, with such advice and direction from London Clubs with respect to design, lay-out, decor and style and with respect to such other matters as will assure that the Salle Privee Facilities are in full and effective operation from and after the Opening Date.

4.   THE MARKETING AND PROMOTION
     OF THE SALLE PRIVEE FACILITIES.

     Throughout the term of this Agreement, London Clubs shall direct worldwide marketing and promotional services targeted at its international clientele, based on a Marketing Plan (the "Salle Privee Marketing Plan") to be prepared by London Clubs and submitted to the Executive Management Committee for its advice and comment approximately six (6) months prior to the planned Opening Date. The Salle Privee Marketing Plan shall provide for the marketing and promoting to such clientele of the Redeveloped Aladdin generally and the Salle Privee Facilities particularly. The Salle Privee Marketing Plan shall include a plan for cross-marketing the Salle Privee Facilities with London Clubs and its affiliates' other gaming facilities. London Clubs shall utilize commercially reasonable efforts to deploy their respective group sales and marketing functions and staff in the provision of such services, PROVIDED, HOWEVER, that London Clubs, at all times, shall determine the method by which such marketing and promotional activities are to be conducted. The Salle Privee shall be open to the public at all times that it is open for business.

5.   THE OPERATION OF THE SALLE PRIVEE FACILITIES.

     Throughout the term of this Agreement, London Clubs shall direct the operations of the Salle Privee Facilities in accordance with the Policies and Procedures and with the regulations relating to gaming and any other applicable laws of the State of Nevada and consistent with an international premium standard and in accordance with Aladdin's operating budget and marketing plan. London Clubs shall inform and consult with the Board in connection with all material issues that may arise affecting the operation of the Salle Privee Facilities.

6.   OPERATING PRINCIPLES, POLICIES, PROCEDURES
     AND STANDARDS OF THE SALLE PRIVEE FACILITIES.

     The following Policies and Procedures shall apply to the operation of the Salle Privee Facilities in consultation with the Executive Management Committee.


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     6.1  OPERATING PRINCIPLES, ETC.  Except as otherwise expressly provided herein, London Clubs shall determine Policies and Procedures of the Salle Privee Facilities in consultation with the Executive Management Committee.

     6.2 GAMING FACILITIES. London Clubs shall direct the gaming and promotional operations of the Salle Privee Facilities and shall determine the type, number and location of gaming facilities, tables and devices to be installed in the Salle Privee, it being understood that the Salle Privee is expected initially to contain approximately 20 to 30 high limit table games and approximately 100 high limit slot devices.

     6.3 CREDIT MANAGEMENT AND GAMING LIMITS.(a) The Salle Privee will be part of the Redeveloped Aladdin's financial control facilities and credit management will be administered by Aladdin's central credit oversight department, PROVIDED that Aladdin will consult regularly with London Clubs with regard to London Clubs' recommendations regarding credit management issues. Basic risk management policies regarding gaming limits and credit facilities for the Salle Privee shall be established by the Board based upon the input and recommendation of London Clubs. In addition, in an effort to provide the same wagering flexibility that London Clubs provides its clientele in its overseas operations, Aladdin shall permit London Clubs greater latitude with respect to the wagering limits imposed upon London Clubs' clientele in connection with wagering in the Salle Privee. In consideration for Aladdin granting London Clubs' clientele such latitude, London Clubs agrees that Net Above Limits Gaming Losses suffered by Aladdin shall be reimbursed by London Clubs to the extent and as set forth in subsection (b) of this Section 6.3.

          (b)(i) Within sixty (60) days after the close of each Financial Year, Aladdin shall determine the amount of Net Above Limits Gaming Losses or Net Above Limits Gaming Wins for that year, and notify London Clubs of the determination. London Clubs may, within thirty
     (30) days thereafter, notify Aladdin that it either accepts the determination, or wishes the auditors regularly employed by Aladdin to audit Aladdin's financial statements for purposes of confirming the amount of Net Above Limits Gaming Losses or Net Above Limits Gaming Wins, as the case may be, for that Financial Year. The auditors, if requested as above provided, shall so audit and confirm, and send notice of their determination to Aladdin and London Clubs, within thirty (30) days thereafter.

          (ii) Within thirty (30) days after (x) London Clubs shall have accepted Aladdin's determination, or (y) the auditors shall have notified London Clubs and Aladdin of their determination, London Clubs shall pay to Aladdin


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     the amount, if any, of any Net Above Limits Gaming Losses, or, at the
     option of London Clubs, apply any amounts due London Clubs under this Agreement (whether in respect of Incentive Marketing and Consulting Fees or expense reimbursements as provided in Section 8.9) and pay the balance, if any, remaining after such application. Any amounts not paid or applied as set forth above shall be offset against the next amount of any fees otherwise due to London Clubs hereunder.

          (iii) If during the period of the next two Financial Years immediately following a Financial Year in respect of which London Clubs shall have made a payment to Aladdin of Net Above Limits Gaming Losses as provided in subsection (b) (ii), there shall be Net Above Limits Gaming Wins, Aladdin shall, within thirty (30) days after its, or its auditors' (as the case may be), determination of the amount of Net Above Limits Gaming Wins for such year, reimburse to London Clubs the amount thereof, but not in excess of the aggregate of all amounts theretofore paid by London Clubs to Aladdin pursuant to subsection (b)
     (ii) in respect of Net Above Limits Gaming Losses not theretofore reimbursed by Aladdin.

     6.4 RESTAURANT AND HOSPITALITY EMPLOYEES. London Clubs will direct the Restaurant and the Hospitality Facility. Employees in the Restaurant and the Hospitality Facility will be staffed by the managing director of the Salle Privee Facilities. London Clubs shall provide such training for the employees engaged in the Salle Privee Facilities as it deems necessary in consultation with the Executive Management Committee and consistent with an international premium standard.

     6.5 LEGAL PROCEEDINGS IN RESPECT OF SALLE PRIVEE CUSTOMERS. Aladdin will consult with London Clubs before initiating legal proceedings against any customer of the Salle Privee, and will keep London Clubs fully informed of all actions proposed to be taken in connection with credit collection or the status of any legal proceedings.

     6.6 REFURBISHMENT, REPAIR AND REDECORATION. Aladdin will be responsible for undertaking such works of refurbishment, repair and redecoration in respect of the Salle Privee Facilities as London Clubs shall advise from time to time as being reasonably necessary to maintain the Salle Privee Facilities at their international premium standard consistent with the Aladdin's budget approved by the Board. London Clubs shall advise Aladdin from time to time in respect of any refurbishment, repair and redecoration of the Salle Privee Facilities that may be required.

     6.7 SECURITY. Aladdin shall provide security facilities, equipment and services for the Salle Privee Facilities as directed


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by London Clubs, provided that such security requests shall be consistent with and not disruptive of the security arrangements for the Redeveloped Aladdin.

     6.8 PRICES FOR FOOD, BEVERAGE AND HOSPITALITY FACILITY ACCOMMODATIONS. All pricing in respect of food and beverage charges and Hospitality Facility accommodations shall be determined by London Clubs from time to time in consultation with the Executive Management Committee.

     6.9 SALLE PRIVEE COMMITTEE. When, during the term of this Agreement, matters shall arise requiring consultation between London Clubs and Aladdin with respect to the Salle Privee Facilities, such matters shall be referred to a special committee of the Board (the "SALLE PRIVEE COMMITTEE"). The Salle Privee Committee shall consist of the Chief Executive Officer of Aladdin and a member of the Board designated by London Clubs.

7.   ACCOUNTING AND REPORTING.

     Aladdin shall:

          (i) maintain, in accordance with generally accepted accounting principles, complete and accurate books of account and records relating to the Salle Privee Facilities which shall be made available at any time on reasonable notice to Aladdin for inspection by London Clubs or its agents;

          (ii) cause to be rendered to London Clubs, in an agreed format, daily reports and weekly summary reports as to drop, win, major players, credit facilities granted and other operating and financial statistics in relation to the Salle Privee Facilities;

          (iii) cause to be rendered to London Clubs, in an agreed format, monthly reports and accounts relating to the Salle Privee Facilities detailing for each month (A) the Salle Privee EBITDA, and (B) the results of Above Limits Gaming, each of such reports and accounts to be rendered in every case within fifteen (15) days from the conclusion of the month to which they relate;

          (iv) cause to be rendered to London Clubs, quarterly reports and accounts relating to the Salle Privee Facilities detailing the calculation of the Salle Privee EBITDA for that quarter, each of such reports and accounts to be rendered in every case within thirty (30) days from the conclusion of the quarter to which they relate; and


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          (v) cause to be submitted to London Clubs on or prior to sixty
     (60) days following the end of the Initial Financial Year and each Financial Year thereafter, a draft Statement of Accounts in respect of the Salle Privee Facilities for such Financial Year, such Statement detailing the Salle Privee Gaming Win and the Salle Privee EBITDA for such Financial Year.

          (vi) Any disputes regarding the definition of Salle Privee EBITDA, the components thereof, the allocation or non- allocation of any items of Aladdin's general overhead and the nature and amount of any line items incorporated in Salle Privee EBITDA shall be determined by Aladdin's regular auditors.

8.   INCENTIVE MARKETING AND CONSULTING FEE.

     8.1 In consideration of the services to be furnished by London Clubs hereunder, Aladdin shall pay to London Clubs, in relation to the Initial Financial Year and each Financial Year thereafter, an incentive marketing and consulting fee (the "Incentive Marketing and Consulting Fee") calculated as follows:

               (i) 10% of the Salle Privee EBITDA, in excess of $0, up to and including $15,000,000; plus

               (ii) 12.5% of the Salle Privee EBITDA, in excess of $15,000,000, up to and including $17,000,000; plus

               (iii) 25% of the Salle Privee EBITDA, in excess of $17,000,000, up to and including $20,000,000; plus

               (iv) 50% of the Salle Privee EBITDA over the amount of $20,000,000.

     8.2 In respect of the Initial Financial Year or the Financial Year in which this Agreement terminates, if not a full twelve month period, the dollar thresholds of the Incentive Marketing and Consulting Fee set forth in clauses
(i) through (iv) of Section 8.1 (each such threshold a "Dollar Threshold" and, collectively, the "Dollar Thresholds") shall be pro-rated by multiplying each Dollar Threshold amount by a fraction, the numerator of which shall be the number of days in the Initial Financial Year or such final Financial Year (as the case may be) and the denominator of which shall be three hundred sixty-five
(365).

     8.3 The Dollar Thresholds shall be adjusted on every fifth anniversary of the Opening Date by such percentage as shall be equal to the percentage change, if any, in the Consumer Price Index


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for All Urban Consumers, U.S. City Average All Items - (CPI-U; 1982 - 1984 =
100), published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI"), by comparing the CPI for the month immediately preceding the month in which such fifth anniversary occurs and the CPI for the month in which the Opening Date occurs. If publication of the Consumer Price Index is discontinued, the parties shall accept comparable statistics on the cost of living as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority to be selected by the parties.

     8.4  For the purpose of determining the quarterly payments provided in
Section 8.5 below, the Dollar Thresholds set forth in Section 9.1 shall be pro-rated by quarter.

     8.5 Payments on account of the Incentive Marketing and Consulting Fee shall be made by Aladdin to London Clubs within thirty (30) days after the end of each calendar quarter and the amounts of such payments shall be based on the reports to be provided by Aladdin pursuant to Section 7 (iv) above.

     8.6 Any adjustment that may be required to the Incentive Marketing and Consulting Fee shall be made after the Salle Privee EBITDA for the relevant Financial Year has been mutually agreed upon by Aladdin and London Clubs. In the absence of such agreement, and upon the request of either party, Aladdin's regularly retained auditors shall conduct an audit of the Salle Privee EBITDA in accordance with Generally Accepted Auditing Standards and shall certify the Salle Privee EBITDA for the relevant Financial Year in accordance with the definition thereof set forth in Section 1 of this Agreement. Such certification shall be completed within fifteen (15) days of completion of the audit of Aladdin's accounts for the Financial Year in question or within thirty (30) days after a request, whichever shall last expire. For purposes of performing any audit hereunder, Aladdin and London Clubs shall provide said auditors with reasonable access to all accounts, books, records, working papers and other information.

     8.7 Aladdin shall make further payment to London Clubs or London Clubs shall reimburse to Aladdin the amount of such adjustment required, if any, within fifteen (15) days of such agreement or certification as is referred to in
Section 8.6 above.

     8.8 The Incentive Marketing and Consulting Fee shall be determined and be made payable in US dollars.

     8.9 In addition to the Incentive Marketing and Consulting Fee, London Clubs shall be entitled to prompt reimbursement from Aladdin subject to Aladdin's budget and upon submission by London Clubs of any report setting forth all expenses incurred by London Clubs in the provision of marketing, promotional and advertising service and in the provision of any staff of London Clubs for


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employment by Aladdin in the Salle Privee Facilities and of all travel accommodations and related expenses properly incurred in connection with services rendered by such staff and also in connection with marketing, promotional and advertising services rendered by executives of any Affiliate of London Clubs, all of which, to the extent actually reimbursed by Aladdin, shall be deducted in calculating the Salle Privee EBITDA.

9.   MANAGEMENT AND PERSONNEL.

     9.1 The Salle Privee Facilities shall be operated as a department within the Redeveloped Aladdin. All personnel to be engaged from time to time in relation to any of the Salle Privee Facilities shall be approved by London Clubs and shall be employees of Aladdin. London Clubs shall provide such additional training for employees engaged in the Salle Privee Facilities as it shall deem appropriate in order for the Salle Privee Facilities to be operated at their international premium standard. Aladdin and London Clubs agree that they shall endeavor to promote employees of the Redeveloped Aladdin who have exhibited exemplary work performance into employment positions in the Salle Privee Facilities when such positions become available.

     9.2 London Clubs shall source and nominate, and may from time to time second or assign, the managing director for the Salle Privee Facilities and experienced employees to staff the principal management posts in the Salle Privee Facilities, including, but not limited to, the heads of the Salle Privee, the Restaurant, the Hospitality Facility, the registration desk and the marketing departments of the Salle Privee Facilities. The employment of such nominees will be subject to the approval of Aladdin, which approval shall not be unreasonably withheld or delayed. In this connection, London Clubs shall arrange prior to the Opening Date for training of employees designated by London Clubs for key positions in the Salle Privee Facilities who will take up their posts on or (as necessary) before the Opening Date.

     9.3 Aladdin shall use all reasonable efforts to resolve any immigration requirements for any of the foregoing persons and shall use all reasonable efforts to obtain such work permits and visas as may be required.

     9.4 The employees of the Salle Privee Facilities will participate equitably with all other employees of the Redeveloped Aladdin with respect to all employment policies and benefits including, but not limited to, the pooling of gratuities, incentive compensation and stock option and ownership plans based upon the relative seniority, performance and position of individual employees.


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     9.5  Without limitation to the definition of Salle Privee EBITDA, Aladdin shall procure and maintain in force at all times during this Agreement (which may be within its insurance coverage for the Aladdin Hotel and Casino generally), workers compensation, employer's liability and public and commercial general liability insurance coverages against any claims for personal injury, death, loss or damage to property or any other claim made by or against employees of Aladdin serving in the Salle Privee Facilities, including any employees seconded or assigned by London Clubs. Such policies shall include London Clubs and Guarantor as additional named insureds. Aladdin hereby further agrees to produce evidence of all such coverages to London Clubs upon demand.

10.  NAME.

     10.1 Throughout the term of this Agreement, the Salle Privee shall be known as the "Salle Privee at the Aladdin" or such other name as shall be selected by London Clubs subject to approval by Aladdin not to be unreasonably withheld or delayed.

     10.2 The name "London Clubs" is and shall remain the exclusive property of London Clubs and its use, and the use of any logos in connection therewith, shall be strictly controlled by London Clubs in its sole discretion. No right to use such name, whether on its own or in conjunction with any other word or words, shall be conferred on Aladdin by this Agreement or following the termination hereof. London Clubs agrees to allow Aladdin to use the name "London Clubs" and related logos in connection with the Redeveloped Aladdin, provided that such use shall require the express prior written approval of London Clubs in each instance (except for on-going usage in the normal course of business previously approved pursuant to this Section 10.2).

11.  TERMINATION.

     11.1 This Agreement may be terminated by London Clubs or Aladdin:

          (i) in the event of any default in the performance of any obligation by the other party, thirty (30) days after the date of the delivery of written notice specifying the nature of the asserted default, unless the defaulting party shall have cured same within said thirty (30) days hereunder or, if the default is of such a nature that it cannot be cured within thirty (30) days, unless during such thirty
     (30) days the defaulting party shall have commenced curing such default and have proceeded with diligence to effect the cure within a reasonable period thereafter; or

          (ii) in the event of the failure of the other party to make any payment due hereunder within ten (10) days after the date of provision of written notice from the non-defaulting party specifying the amount due.

     11.2 This Agreement may be terminated by London Clubs immediately upon provision of notice in writing to Aladdin, without prejudice to any claim which London Clubs may have against Aladdin, if, at any time during the term of this Agreement, Aladdin shall have a Gaming Problem not directly attributable to London Clubs or any Related Party of London Clubs.

     11.3 This Agreement shall be terminated effective as of the date that London Clubs shall no longer own any common membership interest or common stock, as the case may be, of Aladdin or any successor entity.

     11.4 This Agreement shall be terminated if London Clubs has a Gaming Problem which would prevent it from operating the Salle Privee Facilities as contemplated by the terms of this Agreement; provided, however, that this Agreement shall be reinstated effective immediately upon the resolution of the Gaming Problem in a manner that would permit London Clubs to operate the Salle Privee Facilities as contemplated by the terms of this Agreement.

     11.5 This Agreement may be terminated immediately by Aladdin upon the filing by London Clubs or Guarantor of a voluntary petition in bankruptcy or insolvency under any applicable law; the filing by London Clubs or Guarantor of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief; the making by London Clubs or Guarantor of any general assignment for the benefit of creditors; London Clubs' or Guarantor's failure generally to pay its debts as such debts become due; London Clubs' or Guarantor's notice to any governmental body of insolvency, pending insolvency or suspension of operations; or the entry by a court of competent jurisdiction of an order, judgment or decree approving a petition filed against London Clubs or Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law or regulation relating to bankruptcy, insolvency or other relief, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof.

     11.6 This Agreement may be terminated immediately by London Clubs upon the filing by Aladdin or Aladdin Hotel of a voluntary petition in bankruptcy or insolvency under any applicable law; the filing by Aladdin or Aladdin Hotel of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief; the making by Aladdin or Aladdin Hotel of any general assignment for the benefit of creditors; Aladdin's or Aladdin

Hotel's failure generally to pay its debts as such debts become due; Aladdin's or Aladdin Hotel's notice to any governmental body of insolvency, pending insolvency or suspension of operations; or the entry by a court of competent jurisdiction of an order, judgment or decree approving a petition filed against Aladdin or Aladdin Hotel seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law or regulation relating to bankruptcy, insolvency or other relief, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof.

     11.7 In the event of a termination of this Agreement for the reasons set forth in Section 11.2, London Clubs shall have the right, exercisable upon written notice to Sommer Enterprises, LLC ("Sommer") within one hundred and eighty (180) days after the date of termination of this Agreement, to cause Sommer to purchase London Clubs' entire interest in Aladdin including, without limitation, any voting shares or preferred shares, (collectively referred to herein as the "Interest") then owned by London Clubs, for a mutually agreed upon price, or if no price can be mutually agreed, at a price equal to the fair market value of the Interest on the date of the notice, as determined by an independent qualified appraiser appointed by Sommer and London Clubs. If Sommer and London Clubs cannot agree on an appraiser within ten (10) days after the date of the notice, they shall each select an appraiser, which appraisers together shall select a third appraiser, which third appraiser shall determine
the fair market value of the Interest.   The determination of said third
appraiser shall be binding upon the parties. The agreed price or the fair market value of London Clubs' Interest shall be payable in cash, within one hundred and twenty (120) days from the date of agreement or from the date of determination thereof, as the case may be.

     11.8 Guarantor hereby absolutely and unconditionally guarantees to Aladdin and its successors and/or permitted assigns the performance by London Clubs of all of the obligations and liabilities of London Clubs under this Agreement, including, without limitation, London Clubs' obligation to reimburse Aladdin for Net Above Limits Gaming Losses pursuant to Section 6.3 hereof. It is expressly understood and agreed that this is a continuing guarantee.

12.  FORCE MAJEURE.

     If a party is unable to perform its obligations under this Agreement, in whole or in part, by reason of war, riots, civil commotion, labor disputes, strikes, lockouts, inability to obtain labor or materials, fire or other acts of elements, acts of God, catastrophic events, accidents, government restrictions or appropriation or other causes, whether like or unlike the forego-ing, beyond its reasonable control, the party shall be relieved of those obligations to the extent that it is so unable to perform for as long as it is so unable to perform, and no liability shall arise from the said non-performance; PROVIDED that in the event any of such events occurs, the Dollar Thresholds shall be pro-rated to reflect the period of time during which the event of force majeure subsists.

13.  MISCELLANEOUS PROVISIONS.

     13.1 Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between Aladdin and London Clubs, nor shall London Clubs be deemed to be an agent of Aladdin.

     13.2 This Agreement and the respective rights and obligations of the parties hereunder shall not be assignable (whether by operation of law or otherwise, including, without limitation, by way of merger, combination or similar transaction) without the prior written consent of the other party. Notwithstanding the foregoing, PROVIDED that Guarantor shall continue to guarantee the obligations of London Clubs or its permitted assigns hereunder, London Clubs (i) shall be entitled to assign its rights and obligations hereunder to an Affiliate, and (ii) London Clubs shall be entitled to assign its right to receive any payment hereunder, PROVIDED, HOWEVER, that no assignment by London Clubs hereunder shall relieve London Clubs of any of its obligations under this Agreement unless Aladdin expressly agrees to such release in writing. Notwithstanding the foregoing, Aladdin shall have the right to assign this Agreement without the consent of London Clubs (i) to any Person which is a successor to Aladdin either by merger, consolidation or other similar transaction, or (ii) to a purchaser of all or substantially all of Aladdin's assets, provided that such merger, consolidation or other similar transaction or purchase was made in compliance with, or not in contravention of, the Operating Agreement or the Shareholders Agreement annexed thereto as Exhibit A (whichever shall then be in effect). In addition, nothing contained herein shall prevent Aladdin from making a collateral assignment of this Agreement to a lender or mortgagee of the Premises.

     13.3 The validity, construction, performance and effect of this Agreement shall be governed exclusively by the laws of the State of Nevada applicable to contracts made in that state, without giving effect to its conflicts of laws rules. All disputes, claims and proceedings between the parties relating to the validity, construction, breach or performance of this Agreement shall be subject to the exclusive jurisdiction of the Federal Courts of the State of Nevada to which the parties hereto irrevocably submit.

     13.4 All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given and delivered (a) when delivered by hand or by DHL or Federal Express or a courier of similar international standing to the party for whom intended, (b) five days after being deposited in any official government post office in the United States of America or Great Britain, as the case may be, enclosed in an airmail postage prepaid, registered or certified envelope addressed to the party for whom intended, or (c) when successfully transmitted by facsimile to the party for whom intended at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; PROVIDED, HOWEVER, that any notice of change of address or facsimile number shall be effective only upon receipt.

If to Aladdin, Aladdin Holdings or to Sommer Enterprises:

                                ALADDIN GAMING, LLC
                              2810 W. Charleston Blvd.
                                     Suite F-58
                            Las Vegas, Nevada 89102-1934
                    Attention:  Richard Goeglein and Jack Sommer
                                 Fax (702) 870-8733

                                   with a copy to:

                                ALADDIN GAMING, LLC
                                  280 Park Avenue
                              New York, New York 10017
                             Attention:  Ronald Dictrow
                                Fax:  (212) 661-0844

                                   and a copy to:

                       SKADDEN ARPS SLATE MEAGHER & FLOM, LLP
                                  919 Third Avenue
                             New York, New York   10022
                       Attention:  Wallace L. Schwartz, Esq.
                                Fax:  (212) 735-2000


If to London Clubs or Guarantor:


                              Chief Executive Officer
                              LONDON CLUBS NEVADA INC.
                        c/o London Clubs International, plc
                                  10 Brick Street
                              London, England, W1Y 8HQ
                             Fax:  011-44-171-493-6981

                                   with a copy to:

                              OHRENSTEIN & BROWN, LLP
                            230 Park Avenue, 32nd Floor
                             New York, New York   10169
                         Attention:  Peter J. Kiernan, Esq.
                                Fax:  (212) 557-0910

                                   and a copy to:

                              LIONEL SAWYER & COLLINS
                              300 South Fourth Street
                                     Suite 1700
                              Las Vegas, Nevada  89101
                           Attention: Greg Giordano, Esq.
                                Fax: (702) 383-8845

Either party may at any time change the address for notices to such party by giving notice as provided above.

     13.5 No claimed waiver of any provision of this Agreement shall be effective unless such waiver is contained in a writing signed by the party giving such waiver and expressly making reference to this Agreement and the matter being waived and expressly stating that it is a waiver. No such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

     13.6 Notwithstanding termination of this Agreement for any reason, all obligations of any party provided for herein that need to survive such termination in order to give effect to the intention of the parties (including, without limitation, the payment of monies) shall survive and continue until they have been fully satisfied and performed.

     13.7 The Exhibits hereto form part of this Agreement and shall be construed and shall have the same full force and effect as if expressly set out in this Agreement.

     13.8 Neither Aladdin nor London Clubs shall at any time use or disclose the terms of this Agreement or any confidential information concerning each other, their respective customers or suppliers other than for the purposes of this Agreement, and as to disclosure, solely to the extent that such disclosure is required by law, by the rules of any competent stock exchange or by any regulatory body, or is specifically authorized in writing by the other party, or comes into the public domain through no act or omission of the disclosing party.

     13.9 This Agreement, together with the Operating Agreement to the extent referenced herein, contains the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, negotiations or understandings. This Agreement may not be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived only by an instrument making express reference to this Agreement, stating that it is an amendment, modification, supersession or cancellation thereof as the case may be, executed by the party to be charged.

     13.10 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including specifically and without limitation any corporation that shall become a successor to Aladdin as provided in the Operating Agreement.

     13.11 The parties agree that six (6) months after the Opening Date, they shall consult with respect to the operations of the Redeveloped Aladdin, including the Salle Privee Facilities. The parties agree to consider in good faith each others advice and views with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on and as of the day and year first above written.


                                        ALADDIN GAMING, LLC.



                                        By: /s/ Richard Goeglein
                                           ----------------------------
                                           Name:  Richard Goeglein
                                           Title: Chief Executive
                                                  Officer/President


                                        LONDON CLUBS NEVADA INC.



                                        By: /s/ Linda Lillis
                                           ----------------------------
                                           Name: Linda Lillis
                                           Title: Assistant Secretary

                                        LONDON CLUBS INTERNATIONAL, PLC



                                        By:  /s/ Barry Hardy
                                           ----------------------------
                                           Name: Barry Hardy
                                           Title: Finance Director

                                        SOMMER ENTERPRISES, LLC,
                                        solely as to Section 11.7 hereof



                                        By: /s/ Jack Sommer
                                           ----------------------------
                                           Name:  Jack Sommer
                                           Title: Chairman




























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